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                                                                    EXHIBIT 10.6

                                    FORM OF
                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT ("Agreement") is made this      day of March,
2000, by and between Imperial Parking Corporation, a Delaware corporation with its principal place of business at 601 West Cordova Street, Vancouver, British Columbia V6B1G1 (the "Company") and Charles Huntzinger, an individual residing at 4123 Burkehill Road, West Vancouver, British Columbia, V7V3M3 ("Executive").

     WHEREAS, Executive is experienced in managing significant business enterprises in the parking industry; and

     WHEREAS, the Company desires to retain the services of Executive as President and Chief Executive Officer of the Company.

     NOW THEREFORE, in consideration of the premises and of the mutual covenants and undertakings stated herein, Executive and the Company hereby agree as follows.

     1. PERIOD OF EMPLOYMENT. Subject to all of the terms and conditions hereof including without limitation, the termination provisions of this Agreement, the term of this Agreement shall commence on the date on which is consummated the distribution (the "Distribution") by First Union Real Estate Equity and Mortgage Investments ("First Union") of substantially all of the Company's common stock, par value $.01 per share, to the beneficiaries of First Union (the "Commencement Date") and end on the fifth anniversary thereof (sometimes referred to as the "Term" or the "Employment Period"). By executing this Agreement, the Company and Executive represent that neither (i) the negotiation or execution of this Agreement nor (ii) the performance of their respective duties and obligations hereunder, shall violate any other agreement or law to which such parties are bound or subject.

     2. DUTIES AND POWERS OF EXECUTIVE. Subject to all of the terms and conditions hereof, during the Employment Period, the Company shall employ Executive as Chief Executive Officer and President of the Company. In addition, during the Employment Period, Executive shall also serve in such capacity for any and all subsidiaries of the Company, unless Executive waives such assignment. During the Employment Period, Executive shall be responsible for the management and operation of the Company and its subsidiaries, will have full authority to manage, operate and take all acts, do all things and execute all documents or assurances as he, in his discretion, deems necessary, desirable or useful, including, but not limited to, the (i) hiring, terminating and supervising decisions with respect to all employees of the Company and its subsidiaries; (ii) coordinating the management team for the Company and its subsidiaries, including instructing all Company and subsidiary officers as to their working role in the daily affairs of the Company and its subsidiaries; and
(iii) attending to all matters requiring legal attention and instituting all legal action or proceedings with regard to the ordinary course of the routine affairs of the Company and its subsidiaries, all subject to the direction and control of the Board of Directors of the Company (the "Board"). During the Employment Period, Executive shall report and be accountable only to the Board. Executive shall also serve on the Board for no additional compensation. During the Employment Period, Executive shall exclusively devote his professional and business time (other than absences due to illness or vacation) to Executive's duties hereunder, except that Executive may serve on boards of
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directors or advisory boards of charitable organizations for reasonable amounts of time and make reasonable personal investments provided that such activities do not interfere with his services to the Company.

     3. COMPENSATION.

          (a) During the Employment Period, the Company shall pay Executive an annual base compensation of $425,000 (U.S.) in approximately equal installments in accordance with the Company's customary payroll practices ("Base Salary"). During the Employment Period, Executive's Base Salary shall not be reduced.

          (b) Stock Options.

             (i) Thirty (30) trading days following the Commencement Date, the Board or the compensation committee of the Board shall cause the Company to grant Executive a stock option to acquire 95,625 shares of the Company's common stock which is intended to represent 4.5% of the issued and outstanding shares of the Company's common stock on a fully diluted basis (calculated without giving effect to the grant contemplated hereunder) as of the date of grant (the "Option"). To the extent necessary to carry out the intended terms of this paragraph (b)(i), the Option shall be adjusted as is necessary to take into account any change in the common stock of the Company in a manner consistent with adjustments made to other option holders and/or shareholders of the Company generally. In addition, in the event that a rights offering of the Company's common stock is made by the Company to its shareholders, Executive shall be entitled to an additional option grant to acquire 4.5% of the shares of common stock issued pursuant to such offering on the first $30,000,000 raised (the "Additional Option"). The Additional Option shall be granted under substantial similar terms as those set forth herein and with an exercise price per share equal to the fair market value per share of the common stock upon the date of grant. The Additional Option shall vest (or be vested) at the same time (and in the same proportion) as the Option (if partially unvested) or shall be fully vested if the Option is fully vested.

             (ii) The Option described in paragraph (i) above shall be granted subject to the following terms and conditions: (A) except as provided below, the Option shall be granted under and subject to the Company's stock option plan; (B) the exercise price per share of each Option shall be equal to the greater of the (1) the last reported sales price of a share of the common stock on the day which is the thirtieth (30th) trading date following the Commencement Date or (2) the average closing price of a share of common stock for the ten (10) day trading period ending on the date which is the thirtieth (30th) trading date following the Commencement Date, in either case, as reported on such principal trading market for the Company's common stock where quotes are readily available; provided, that, the exercise price of the Option shall be adjusted at least monthly, but not below zero, by an increase of 0.8333% per month (less all dividends and distributions (including non-cash distributions) made to common shareholders on a per share basis) (C) the Option shall vest and be exercisable as to 2.0833% of the shares subject thereto on each of the forty-eight (48) monthly anniversaries of the grant date; (D) unless earlier terminated or forfeited, the Option shall be exercisable for the ten (10) year period following the date of grant;
        (E) the Option shall become immediately vested and exercisable in full upon a Change in Control (as defined below) or upon Executive's termination

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        of employment by the Company without Cause (as defined below) or due to his death or Disability (as defined below) or upon Executive's termination of employment by him for Good Reason (as defined below); (F) the Option shall provide that upon Executive's termination of employment due to his death, Disability, by the Company without Cause or by Executive for Good Reason, such Option will remain exercisable by Executive (or his beneficiaries or estate in the event of his death) for six (6) months following his termination of employment and in the event Executive's employment is terminated for any other reason, ninety (90) days following such termination of employment, but, in either case, in no event beyond the ten (10) year term and (G) the Option shall be evidenced by, and subject to, a stock option agreement whose terms and conditions are consistent with the terms hereof. In addition, the Company shall take all action necessary such that the shares of common stock issuable upon exercise of the Option are registered on Form S-4 or Form S-8 (or any successor or other appropriate forms) to the extent such shares are eligible for registration thereon.

     4. BENEFITS.

          (a) During the Employment Period, the Company shall provide to Executive all such health insurance, dental insurance, life insurance, disability insurance, retirement savings, pension, and other fringe benefits as are provided from time to time by the Company to its senior executives generally, in accordance with the Company's general benefits practices then in effect, in addition to any fringe benefits provided for expressly in this Agreement without regard to eligibility restrictions contained therein.

          (b) During the Employment Period and upon appropriate documentation, the Company shall reimburse Executive for all reasonable business and travel expenses incurred by Executive in performing his duties hereunder in accordance with the Company's reimbursement policy for senior executive officers. During the Term, if Executive relocates to the Metro Area (as defined below), the Company shall reimburse Executive for the cost of round trip air tickets from his current working location to Columbus, Ohio once every week.

          (c) During the Employment Period, Executive shall be entitled to a minimum of three (3) weeks paid vacation per year and such other paid absences whether for holidays, sick days, personal time or any similar purposes in accordance with the plans, policies and practices of the Company in effect from time to time for senior executive officers generally; provided, however, if less than three (3) weeks vacation is taken by Executive in any year, the balance of vacation time may be taken in whole or in part in any later year or years in addition to that year's vacation time.

          (d) During the Employment Period, the Company shall provide Executive, at the Company's sole cost and expense, a new midsize automobile to be selected by Executive which shall be replaced by the Company at the end of its lease term which shall not exceed three (3) years. In addition to the aggregate leasing or purchase costs, the Company shall bear all expenses relating to the automobile, including, but not limited to insurance, fuel, garaging and maintenance for such vehicle; provided, that, such amounts will not exceed $10,000 (U.S.) annually. Upon termination of Executive's employment for any reason,

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     Executive may purchase from the Company or its agent, at its depreciated value, the automobile or assume any lease obligations with respect thereto.

          (e) During the Employment Period, the Company shall contribute (or credit on its books) $10,000 (U.S.) annually to an unfunded non-qualified deferred compensation plan for the benefit of Executive under terms and conditions that are mutually agreed to by the Company and Executive.

          (f) If during the Term Executive relocates his family to Columbus, Ohio (the "Metro Area"), the Company shall reimburse Executive, on an after tax basis, for all relocation expenses incurred in connection with Executive's move, including without limitation, reasonable costs for Executive and his family to visit the Metro Area once in order to procure a residence (including, related travel expenses), reasonable transportation costs for Executive and his family to move to the Metro Area, all real estate brokerage and related fees, closing costs, and legal expenses incurred in connection with the purchase or leasing of a new home and sale of Executive's current residence, and the actual cost of moving Executive's and his family's household goods and personal effects. In addition, the Company shall reimburse Executive, on an after tax basis, for any equity losses Executive incurred on the sale of his current residence. In addition, Company shall reimburse Executive, on an after tax basis, the cost of temporary housing (not to exceed three (3) months) suitable for Executive and his family during the period from his family's relocation to the Metro Area until the closing date on the purchase or lease of the family's permanent residence. Notwithstanding the foregoing, if Executive so relocates to the Metro Area at his election, the Company's obligations under this Section 4(f) shall be limited to $25,000. If the Company should require Executive to relocate to any location during the Employment Period, the Company shall fully reimburse Executive for his relocation expenses in a manner consistent with this clause (f) without regard to the $25,000 limitation set forth therein.

          (i) As soon as administratively feasible following the execution of this Agreement, the Company shall pay directly to Executive's legal counsel(s) the reasonable attorneys' fees and costs that Executive incurred in connection with the negotiation and preparation of this Agreement, provided that such legal fees do not exceed $12,500 (U.S.), such cap to be exclusive of any costs (including cost associated with Canadian counsel retained by Executive's U.S. counsel).

     5. TERMINATION. Executive's employment by the Company hereunder shall end immediately upon:

          (a) Receipt by the Company of Executive's resignation from the Company on no less than forty-five (45) days prior written notice;

          (b) Executive's receipt of written notice from the Company of termination of Executive's employment on no less than forty-five (45) days prior written notice;

          (c) Executive's death or Disability; or

          (d) Expiration of the Employment Period, and the date on which any of the foregoing terminations shall occur shall be the "Termination Date" hereunder.

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     6. PAYMENTS UPON TERMINATION.

          (a) If Executive's employment hereunder ends by reason of:

             (i) Resignation by Executive without Good Reason;

             (ii) The termination by the Company for Cause; or

             (iii) Death;

then the Company shall pay Executive's Base Salary through the Termination Date, accrued, but unpaid bonus for completed performance periods, and any other payments or benefits due to Executive under any plan or policy of the Company or as otherwise set forth in this Agreement. In addition, if Executive's employment is terminated due to his death, then the Company shall pay to his beneficiaries or estate, as the case may be, a prorated bonus for the year of termination.

          (b) If Executive's employment hereunder ends by reason of Disability, then the Company shall continue to pay Executive's Base Salary and pro-rated bonus for six (6) months offset by any payments Executive should receive under a long-term disability plan maintained by the Company or its affiliates. In addition, Executive shall be paid any accrued, but unpaid Bonus for completed performance periods and any other payments or benefits due to Executive under any plan or policy of the Company or as otherwise set forth in this Agreement including any benefits that Executive may be entitled to under any disability insurance maintained for the benefit of Executive during the term of his employment.

          (c) If Executive's employment hereunder ends by reason of:

             (i) Termination by the Company without Cause, or

             (ii) Resignation by Executive for Good Reason

then the Company shall, within 15 days after the Termination Date, pay Executive a lump sum payment in cash equal to two times the sum of (i) his then annual Base Salary and (ii) his annual bonus paid for the year prior to the year his termination, but in no event shall the sum of Base Salary and annual bonus be less than $500,000 (U.S.) for this purpose ("Severance"), together with any other amounts that he is owed under any incentive plans or other benefit plans (including, without limitation, severance or bonus plans) in which he is then participating. In addition, the Company shall continue to provide Executive and his family with fully paid health and dental insurance coverage for a period of two years following such termination.

          (d) Termination by the Company for Cause shall mean termination for:

             (i) An act or acts of dishonesty or fraud, knowingly and intentionally undertaken by Executive, and intended to result in enrichment of Executive at the expense of the Company;

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             (ii) Failure to perform the duties and obligations of Executive's employment which are willful and deliberate on Executive's part and which are not remedied in a reasonable period of time after receipt of written notice from the Company;

             (iii) The final conviction of Executive of, or plea by Executive of guilty or nolo contendere to, a felony involving moral turpitude; or

             (iv) A breach of any material provision of this Agreement which Executive has failed to cure within thirty (30) days of written notice thereof by the Company.

For purposes of this paragraph, no act by Executive shall be considered "willful" or "intentional" unless committed in bad faith or without a reasonable belief that the act or omission was in the best interests of the Company. Cause shall not exist under this paragraph unless and until the Company has delivered to Executive a copy of a resolution duly adopted by a majority of the Board (excluding Executive for purposes of determining such majority) at a meeting of the Board called and held for such purpose (after reasonable (but in no event less than twenty (20) days) notice to Executive and an opportunity for Executive, together with the counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of the conduct set forth in this paragraph and specifying the particulars thereof in detail. This shall not prevent Executive from challenging in any court of competent jurisdiction the Board's determination that Cause exists.

          (e) Good Reason for resignation by Executive shall mean resignation because of:

             (i) a voluntary termination of employment by Executive that occurs within twelve (12) months following the first anniversary of a Change in Control (as defined below);

             (ii) without the express written consent of Executive, the assignment to Executive of duties materially adverse and inconsistent in any substantial respect with Executive's position, authority and responsibilities at the Company or any other material change in authority;

             (iii) any material failure by the Company to comply with the provisions of this Agreement other than any failure remedied by the Company, within thirty (30) days following receipt of notice thereof given by Executive; or

             (iv) any failure of the Company to pay Executive his Base Salary when otherwise due or any action taken by the Company or the Company to reduce such Base Salary, other than an inadvertent failure which is immediately remedied by the Company after notice thereof given by Executive.

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          (f) Change of Control shall mean the occurrence of one or more of the following:

             (i) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the " 1934 Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty-five percent (35%) or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or any of its affiliates or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a "Subsidiary"), (2) the Company or any of its affiliates or
        (3) any Person in connection with a "Non-Control Transaction" (as defined below).

             (ii) The individuals who are members of the Board on the Commencement Date (the then "Incumbent Board"), cease for any reason to constitute at least majority of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least two-thirds of the then Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-II promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

             (iii) The consummation of-

                (a) A merger, consolidation or reorganization involving the Company, unless

                    1. the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least sixty percent of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

                    2. the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of

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               directors of the Surviving Corporation or a corporation
               beneficially owning, directly or indirectly, a majority of the Voting Securities of the Surviving Corporation, and

                    3. no Person (other than the Company, any Subsidiary, any
               employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of thirty-five percent (35%) or more of the then outstanding Voting Securities) owns, directly or indirectly, thirty percent or more of the combined voting power of the Surviving Corporation's then outstanding voting securities (a transaction described in clauses
               1. through 3. shall herein be referred to as a "Non-Control Transaction"); or

                (b) A complete liquidation or dissolution of the Company; or

                (c) The sale or other disposition of all or substantially all of the assets of the Company to any Person.

A Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur. In addition, notwithstanding anything contained in this Agreement to the contrary, if Executive's employment is terminated prior to a Change in Control and Executive reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a "Third Party") or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes of this Agreement, the date of a Change in Control with respect to Executive shall mean the date immediately prior to the date of such termination of the Executive's employment.

Notwithstanding the foregoing, the consummation of the Distribution shall not be a Change in Control for purposes of this Agreement.

          (g) Disability means the determination by a physician mutually agreeable to the Company and Executive that Executive is unable to perform Executive's duties hereunder by reason of illness or other physical or mental impairment or condition for 182 days in any 365 day period.

          (h) In the event that any payment or benefit made to Executive pursuant to this Agreement or otherwise (the "Payments") becomes subject to an excise taxes ("Excise Tax") under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then the

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     amounts payable to Executive under this Agreement shall be the greater of
     (A) the Payments, if the result of subtracting the Excise Tax from the Payments is more than the Safe Harbor Cap and (B) the Payments, reduced to the maximum amount as will result in no portion of the Payments being subject to the Excise Tax (the "Safe Harbor Cap"). For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable to Executive under this Agreement (and no other Payments) shall be reduced, unless consented to by Executive. The determination of amounts required to be paid under this Section 6(h) shall be made by an independent auditor selected and paid by the Company. Such independent auditor shall be a nationally recognized accounting firm used by the Company to audit its financial statements.

     7. CONFIDENTIALITY; NON-COMPETITION; AND NON-SOLICITATION.

          (a) Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or its affiliates ("Confidential Information"), which shall have been obtained by Executive during Executive's employment by the Company and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). After termination of Executive's employment with the Company, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

          (b) In consideration of the benefits to be provided to Executive hereunder, Executive covenants that he will not, without the prior written consent of the Company, during the Employment Period and the eighteen (18) month period immediately following a termination of his employment to which
     Section 6(c) of this Agreement applies ("Restriction Period") engage in any way, directly or indirectly, in the Business (as defined below) within any geographic location in which the Company is conducting the Business, other than as an employee of the Company. For purposes of this Section 7, Business means all activities of the Company relating to (i) acquiring, owning, leasing, managing or operating parking facilities; (ii) providing consulting services in connection with the development and operation of parking facilities; (iii) manufacturing, assembling, selling and distributing parking meters and parking facility operation and control equipment; and (iv) printing and selling parking tickets.

          (c) Executive hereby covenants and agrees that, at all times during the Restriction Period, Executive shall not employ or seek to employ any person employed during such period by the Company, or otherwise encourage or entice such person or entity to leave such employment, except with respect to the individuals in that certain letter from Executive to the Company dated as of the date hereof, as such letter may be amended from time to time with the express written consent of the Company which shall not be unreasonably withheld.

          (d) Notwithstanding any other provision contained herein, at the Company's election delivered to the Executive within ten (10) business days following Executive's termination of employment for any reason (other than those to which Section 6(c) apply which shall be governed by Section 7(b) hereof) the Company may elect to have the Executive comply with the covenants set forth in Sections 7(b) and 7(c) during the eighteen (18)

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     month period immediately following his termination of employment by paying
     Executive an amount equal to the Severance contemplated under Section 6(c) without regard to the reason for Executive's termination.

     8. NO SET-OFF. The Company's obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, or other right which the Company or the Company may have against Executive or others. In no event, shall Executive be obligated to seek other employment by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.

     9. SUCCESSORS AND ASSIGNS. This Agreement is binding on Executive and the Company and its successors and assigns; provided, however, that the rights and obligations of the Company under this Agreement may not be assigned to a successor without the prior written consent of Executive which consent shall not be unreasonably withheld. No rights or obligations of Executive hereunder may be assigned by Executive to any other person or entity.

     10. GOVERNING LAW. This Agreement shall be construed under and governed by the laws of the State of New York without regard to the conflicts or choice of law provisions thereof.

     11. SEVERABILITY. Each section and provision of this Agreement shall be considered severable and any invalidity of any provision shall not render invalid or impair to any extent any other section or provision hereof, all of which shall be interpreted to carry out the intent of the parties to the fullest extent permissible under the law.

     12. ARBITRATION. If any dispute arises between the parties with respect to the application, interpretation, or termination of this Agreement, then such dispute shall be submitted to arbitration for resolution in New York City. The arbitrator shall be selected and the arbitration shall be conducted pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA"). Any request for arbitration must be made in writing by the party seeking arbitration and must be delivered by hand or sent by registered or certified mail, return receipt requested, postage prepaid, to both the other party and the AAA within 90 days after the date on which the dispute between the parties first arose. The decision of the arbitrator regarding any such dispute shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. The Company shall reimburse Executive for all reasonable legal fees and out-of-pocket expenses attributable to the dispute, unless the position taken by the Company is found to be correct in all material respects.

     13. NOTICES. All notices hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to receive the same at the address set forth on the first page of this Agreement or at such other address as may have been furnished to the sender by notice hereunder. All notices shall be deemed given on the date on which delivered or, if mailed, 2 days after the date postmarked.

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     14. SURVIVAL OF RIGHTS AND OBLIGATIONS. All rights and obligations of
Executive and the Company arising during the term of this Agreement shall continue to have full force and effect after the termination of the Agreement unless otherwise provided herein.

     15. MISCELLANEOUS. This Agreement shall be effective upon consummation of the Distribution. If the Distribution does not occur, this Agreement shall be null and void and Executive's Prior Agreement (as defined below) shall remain in full force and effect without regard to this Section 15. Upon its effectiveness, this Agreement shall contain the entire understandings of the parties hereto with respect to the employment of Executive by the Company, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter, including, without limitation, as of the Commencement Date, the Employment Agreement, by and between, First Union Management Inc., Imperial Parking Limited and Executive, dated November 6, 1998 (the "Prior Agreement"). No provision thereof may be altered, amended, modified, waived, or discharged in any way whatsoever except by written agreement executed by the parties. No delay or failure of either party to insist, in any one or more instances, upon performance of any of the terms and conditions of this Agreement or to exercise any rights or remedies thereunder shall constitute a waiver or a relinquishment of such rights or remedies or any other rights or remedies hereunder.

     IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.

Charles Huntzinger                             IMPERIAL PARKING CORPORATION


--------------------------------               --------------------------------


                                               By: ----------------------------

     Only with respect to the termination of the Prior Agreement as provided in
Section 15 of the Agreement.

FIRST UNION MANAGEMENT, INC.


--------------------------------


IMPERIAL PARKING LIMITED


--------------------------------

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